For Further Information Contact:

Tony Deasey Celsion Corporation 410.290.5390 tony@celsion.com	General Info: Marilynn Meek Financial Relations Board 212-827-3773 mmeek@financialrelationsboard.com Investor Info: Susan Garland 212-827-3775 sgarland@financialrelationsboard.com

CELSION EXPANDS BOARD, APPOINTS NEW INDEPENDENT DIRECTOR

Columbia, MD – March 14, 2007: CELSION CORPORATION (AMEX: CLN) today announced that, upon the recommendation of its Nominating Committee, effective March 12, 2007 the Board of Directors has acted to increase from six to seven the number of directors constituting the Board of Directors and to fill the resulting vacancy by electing Dr. Augustine Chow (54) to the Board.

Since 1996, Dr. Chow has served as the Chief Executive Officer of Harmony Asset Limited a publicly listed (Hong Kong) investment company specializing in China and Hong Kong. He also serves as the Chief Executive Officer of Pacific Life Science Holdings Limited. From 1990 -1998, Dr. Chow was the Chief Executive Officer of Allied Group of Companies based in Hong Kong. Prior to this, Dr. Chow held increasingly senior positions with Brunswick Corporation and Outboard Marine Corporation. During his career Dr. Chow has held numerous directorships of listed and non-listed companies, principally in Hong Kong, China and the UK. He has also participated and managed over fifty direct investments in China.

Dr. Chow, who is an “Independent Director” under the rules of The American Stock Exchange and the Securities and Exchange Commission, was designated as a Class I Director, and therefore, his term will expire at the annual meeting of the Company’s stockholders in 2008.

Dr. Max Link, Chairman of Celsion’s Board of Directors said, “We are delighted that Dr. Chow has agreed to join our Board of Directors. Dr. Chow has been involved with Celsion as an investor, through the funds he manages, since 2001. His understanding of Asia will make him uniquely valuable in Board deliberations and will add significantly to the depth and quality of our decision-making processes.”

Michael Tardugno Celsion’s President and Chief Executive Officer added, “The addition of Dr. Chow to our Board will be invaluable as we prepare to enter our pivotal Phase III study using ThermoDox™ with radiofrequency ablation to treat primary liver cancer. The incidence of primary liver cancer in Asia is twenty-five times higher than the United States. There are 300,000 new occurrences annually in China alone versus 20,000 in the United States. We expect that clinical sites in Asia will be a significant source of subjects for the pivotal study. Dr. Chow’s unique knowledge of the region will be very helpful as we establish our clinical progress in Asia.”

Dr. Chow holds a M.Sc. from London Business School, a Ph.D. in Transfer of Technology from the University of South Australia, a DBA in Internet Research from Southern Cross University, and an Engineering Doctorate in Commercialization of Radical Innovation from the City University of Hong Kong.

About Celsion: Celsion is dedicated to the development and commercialization of oncology drugs including tumor-targeting treatments using focused heat energy in combination with heat activated drug delivery systems.

Celsion has research, license or commercialization agreements with leading institutions such as the National Institutes of Health, Duke University Medical Center, Massachusetts Institute of Technology, Harbor UCLA Medical Center, Montefiore Medical Center and Memorial Sloan-Kettering Cancer Center in New York City, Roswell Park Cancer Institute in Buffalo, New York, and Duke University.

Celsion has also developed a microwave based system, the Prolieve Thermodilatation® system, for the treatment of benign prostatic hyperplasia which is marketed in the United States under an exclusive distribution agreement with Boston Scientific Corporation.

Celsion wishes to inform readers that forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, unforeseen changes in the course of research and development activities and in clinical trials by others; possible acquisitions of other technologies, assets or businesses; possible actions by customers, suppliers, competitors, regulatory authorities; and other risks detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

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